Exhibit 10.53
MEDTRONIC plc

LONG TERM PERFORMANCE AWARD AGREEMENT
AMENDED AND RESTATED 2013 STOCK AWARD AND INCENTIVE PLAN

Performance Period: FY2019 to FY2021

1.
Performance Award. Medtronic plc, an Irish public limited company (“Medtronic” or the “Company”), hereby grants to the individual named above (“you”) a Long-Term Performance Award (the “Award”) based on the target award specified above (“Target Award”), under the terms and conditions set forth in this agreement (the “Agreement”) and in the Medtronic plc Amended and Restated 2013 Stock Award and Incentive Plan (the “Plan”). In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of the Plan shall govern. Capitalized terms used but not defined shall have the meaning ascribed thereto in the Plan.

2.	Performance Targets. The payout under this Award will be based on the following pre-established performance targets:

a)
Company performance will be measured using three criteria: Revenue Growth rate (“Revenue Growth”), 3-year Return on Invested Capital (“ROIC”), and Relative Total Shareholder Return (“Relative TSR”) as shown in the grids below. The performance measures will be weighted as follows: Revenue Growth weighted 33.34%, ROIC weighted 33.33% and Relative TSR weighted 33.33%. The award constituting the payout may be greater than, equal to, or less than the original amount based upon actual performance relative to these targets.

Revenue Growth Performance Range	0%	1%	2%	3%	4%	5%	6%	7%	8%	9%	10%
Payout Range	50%	60%	70%	80%	90%	100%	120%	140%	160%	180%	200%

ROIC Performance Range	10%	10.6%	11.2%	11.8%	12.4%	13%	14%	15%	16%	17%	18%
Payout Range	50%	60%	70%	80%	90%	100%	120%	140%	160%	180%	200%

Relative TSR Performance Range	25%	30%	35%	40%	45%	50%	55%	60%	65%	70%	75%
Payout Range	50%	60%	70%	80%	90%	100%	120%	140%	160%	180%	200%

The tables above show the percentage of the Target Award to be earned based on the actual Company performance against these three criteria for the three years of the award cycle.

b)
To determine payout, the percentage across the top of the grid is earned based on achievement of performance targets within the grid for each of the three performance measures, multiplied by the weight. To illustrate, if Company performance results in Revenue Growth of 5%, ROIC of 15% and Relative TSR of 55%, the payout would be calculated as follows:

Performance Measure	% Award Earned	Weight
Revenue Growth	100% x	33.34%	= 33.34%
ROIC	140% x	33.33%	= 46.66%
Relative TSR	120% x	33.33%	= 40.00%
% Payout of Target Award			= 120.00%

3.	Calculation of Revenue Growth, ROIC and Relative TSR

“Revenue Growth” is defined as Medtronic’s 3-year cumulative compounded annual revenue growth measured at constant currency, but otherwise including all other GAAP components (acquisitions, divestitures, etc.). Actual achievement of this performance measure is interpolated based on the matrix above.

“Return on Invested Capital (with cash)” or “ROIC” is defined as Non-GAAP Earnings as reported to Investors plus Interest Expense net of Tax, divided by Invested Capital for each year, averaged over the 3 year period. “Invested Capital” is defined as Total Equity plus Interest Bearing Liabilities less Cash and Cash Equivalents.

“Relative TSR” is defined as (end average share price x re-investment factor) -1 x 100 divided by the start average share price. The re-investment factor equals the cumulative number of dividend shares divided by one share.

4.	Payment of Award. Your Award will be paid in cash as soon as practicable following the end of the performance period.

5.	Withholding Taxes. Your Award will be subject to taxes and withholding in accordance with applicable law.

6.
Termination. In the event of your death, Disability or Retirement (as each such term is defined below) and provided you have completed a minimum of six months participation in the cycle, you will be eligible to receive a pro-rata portion of the Award based on the length of time you were employed during the performance period. Any such pro-rata portion will be paid in cash as soon as practicable following the end of the performance period based on achievement of the performance targets. If you terminate for a reason other than death, Disability or Retirement prior to the end of performance cycle, you will not be eligible to receive any Award payment. For purposes of this Agreement, the terms “Disability” and “Retirement” shall have the meanings ascribed to those terms under any retirement plan of the Company which is qualified under Section 401 of the Code (which currently provides for retirement on or after age 55, provided you have been employed by the Company and/or one or more Affiliates for at least ten years, or retirement on or after age 62), or under any disability or retirement plan of the Company or any Affiliate applicable to you due to employment by a non-U.S. Affiliate or employment in a non-U.S. location, or as otherwise determined by the Committee.

7.
Change of Control. If a Change of Control of the Company occurs during the performance period, then this Award will accelerate and vest immediately to the full extent, and the Company will pay you the Target Award within six weeks following the Change of Control (unless such Change of Control is not an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder (a “Section 409A Change of Control”), in which case such Award payment shall be delayed until the Delayed Payment Date (as defined below)), provided that no such vesting or payment shall occur if the Award is replaced or continued by a Replacement Award that satisfies the requirements of Section 10.1(b) of the Plan. In the event that the Award is replaced by a Replacement Award and you incur a Termination of Employment during the two years following a Change of Control by the Company without Cause or by you for Good Reason, such Replacement Award shall vest in full and be paid on the Delayed Payment Date. For purposes of this Agreement, the Delayed Payment Date means the first to occur of: (i) the date on which you incur a “separation from service” (within the meaning of Section 409A of the Code), or, if you are a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) at the time of such “separation from service,” on the date that is six months following the date of your “separation from service”; (ii) the originally scheduled vesting date for the applicable Award; (iii) the date of your death; and (iv) the date of a Section 409A Change of Control.

8.
Beneficiary Designation. If a participant dies before completion of the Award cycle, a portion of the Award may be payable in accordance with the terms herein. The Plan permits each participant to designate a beneficiary to receive payments that may be due in the event of death.

9.
Forfeiture of Award. If you have received or been entitled to receive payment in cash as a result of this Award within the period beginning six months prior to termination of your employment with the Company or any Affiliate and ending when the Award terminates or is canceled, the Company, in its sole discretion, may require you to return or forfeit the cash received or receivable with respect to this Award, in the event you engage in any of the following activities:

a)
performing services for or on behalf of any competitor of, or competing with, the Company or any Affiliate within six months of the date of your termination of employment with the Company or any Affiliate;

b)unauthorized disclosure of material proprietary information of the Company or any Affiliate;

c)a violation of applicable business ethics policies or business policies of the Company or any Affiliate; or

d)	any other occurrence determined by the Committee.
The Company’s right to require forfeiture must be exercised not later than 90 days after the Company acquires actual knowledge of such an activity but in no event later than 12 months after your termination of employment with the Company or any Affiliate. Such right shall be deemed to be exercised upon the Company’s mailing written notice of such exercise to your most recent home address as shown on the personnel records of the Company. In addition to requiring forfeiture as described herein, the Company may exercise its rights under this Section 9 by terminating this Award.
If you fail or refuse to forfeit the cash demanded by the Company (adjusted for any events described in Section 3.4 of the Plan), you shall be liable to the Company for damages, including interest accrued from the date of written notice, together with all costs and attorneys’ fees incurred by the Company to enforce this provision.

10.
Acknowledgment. Your receipt of the Performance Award and this Agreement constitutes your agreement to be bound by the terms and conditions of this Agreement and the Plan. Your signature is not required in order to make this Agreement effective.